CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 2 to Form S-3 No. 333-15519), and related Prospectus of PMC-Sierra, Inc. for the registration of 804,407 shares of its common stock and to the incorporation by reference therein of our report dated January 22, 1997, with respect to the consolidated financial statements and schedule of PMC-Sierra, Inc. (formerly Sierra Semiconductor Corporation) included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities Exchange Commission.


                                             /s/ Ernst & Young LLP


San Jose, California
August 25, 1997